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                                                                    EXHIBIT 99.L


         RELEASE: IMMEDIATE

                   GETTY REALTY CORP. ANNOUNCES DECLARATION OF
                        QUARTERLY COMMON STOCK DIVIDEND,
                       RESULTS OF STOCKHOLDERS MEETING AND
                       ELECTION OF DIRECTORS AND OFFICERS


         JERICHO, NY, MAY 21, 2004 -- Leo Liebowitz, Chairman and Chief Executive Officer of Getty Realty Corp. (NYSE-GTY), reported that, at the Board of Directors meeting held yesterday, the Directors declared a quarterly Common Stock dividend in the amount of $0.425 per share payable on July 8, 2004 to holders of record on June 24, 2004.

         Mr. Liebowitz also reported that, at the Annual Stockholders Meeting held yesterday, there were represented in person or by proxy 23,022,282 shares or 93.1% of the issued and outstanding Common Stock of the Company. Messrs. Milton Cooper, Philip E. Coviello, Leo Liebowitz, Howard Safenowitz and Warren
G. Wintrub were re-elected Directors.

         In addition, the stockholders also approved the Company's 2004 Omnibus Incentive Compensation Plan and ratified the appointment of PricewaterhouseCoopers, LLP as auditors for the Company for the year ending December 31, 2004.

         Immediately following the Stockholders Meeting, the Board of Directors reconvened and elected Mr. Liebowitz as Chairman and Chief Executive Officer, Andrew M. Smith as President and Secretary, Kevin C. Shea as Executive Vice President and Thomas J. Stirnweis as Vice President, Treasurer and Chief Financial Officer. Mr. Smith will continue also as the Company's chief legal officer.

         Mr. Smith joined the Company as General Counsel and Corporate Secretary in May 2003 and has served as a Vice President since December 2003. Prior to joining the Company, Mr. Smith was the Vice President-Real Estate and General Counsel for Discovery Zone, Inc., an international, site-based children's entertainment company, and served as the Vice President-Operations and chief legal officer for Influence, Inc., a medical device manufacturer. From 1986 to 1994, Mr. Smith was a partner with Weil, Gotshal & Manges, LLP, an international law firm.

         Mr. Liebowitz will retain his positions of Chairman of the Board and Chief Executive Officer and remain actively involved in the management of the Company that he co-founded in 1955. Mr. Liebowitz stated, "I am pleased that the Board of Directors has unanimously endorsed the promotions of Mr. Smith and Mr. Shea."

         Getty Realty Corp. is a real estate investment trust specializing in the ownership and leasing of retail motor fuel and convenience store properties and petroleum distribution terminals. The Company owns and leases approximately 1,000 properties in the Eastern United States.


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         CERTAIN STATEMENTS IN THIS NEWS RELEASE MAY CONSTITUTE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995. WHEN USED HEREIN, THE WORDS "BELIEVES", "EXPECTS", "PLANS", "ESTIMATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.
SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS OF GETTY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.


Contact: Thomas J. Stirnweis
         (516) 478-5403